Exhibit 10.47

April 10, 2002

J. Daniel Shaver

10211 East Buckskin Trail

Scottsdale, Arizona 85255

Dear Dan:

It is a distinct pleasure to offer you the position of senior vice president of worldwide sales for Vicinity Corporation (the “Company”).  In this capacity you will report directly to me and have responsibility for all worldwide sales.  Your start date will be April 15, 2002.

In accordance with current federal law, you will be asked on your first day to provide documentation proving your eligibility to work in the United States.

Upon commencement of your regular employment by the Company, you will be eligible for the comprehensive benefits package that we offer to our full time employees.  Additionally, you will accrue PTO (paid time off) at a rate of 13.32 hours per month  (4 weeks per year).  Details of this package will be reviewed with you in your orientation on your first day of employment.

Your starting annualized base salary will be $150,000 paid semi-monthly.  In addition to your base salary, you will be eligible to earn an annual performance bonus of up to 100% of your base salary, based two-thirds on achievement of bookings goals and  one-third based on achieving company EPS targets and individual objectives set by the CEO.  For the remainder of FY2002, your bonus will be pro-rated against the actual salary paid and will be based on the accomplishment of individual objectives set by the CEO during your first week of employment.  Your bonus, at the target amount, will be guaranteed for the remainder of the current fiscal quarter and the quarter ending June 30, 2002.

In addition to the above compensation you will be granted an option to purchase 225,000 shares of the Company’s common stock under the Company’s 2000 Equity Participation Plan.  The options will vest over four (4) years beginning on your date of hire with the first 25% vesting on the twelve month anniversary of your date of hire and 2.0833% of the remaining shares vesting on each of the next 36 monthly anniversary dates.  You will receive the grant on the day you start with the company and the exercise price will be the Nasdaq closing price the day before the grant.  Other details of the 2000 Equity Plan will be reviewed with you in your orientation on your first day of regular employment.

For the near-term, you will not be required to relocate to Sunnyvale because of the need for you to spend considerable time traveling to visit customers, other Vicinity offices and regional sales representatives.  We will review this temporary arrangement at least quarterly over the next twelve months to determine if it is in the best interests of the Company to have you work in Sunnyvale.

This letter does not constitute a guarantee of employment or a contract, and either you or the Company may terminate your employment with Vicinity Corporation at any time and for any reason.  This offer supersedes all prior offers, both verbal and written, and is valid through April 12, 2002.

Dan, we are very pleased to offer you this position, and I am sure that you will play a key role in the future of Vicinity Corporation.  Please confirm your acceptance of the offer by signing one copy of this letter and returning it to me.

Cordially,

/s/ CHARLES W. BERGER
Charles W. Berger
President and Chief Executive Officer

I have read and accept the above offer:

/s/ J. DANIEL SHAVER
J. Daniel Shaver

cc:           Human Resources